EXHIBIT 99.1

NEWS RELEASE

PGTI Reports 2020 Third Quarter Results

VENICE, Fla., November 5, 2020 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products and products designed to unify indoor/outdoor living spaces, today announced financial results for its third quarter ended October 3, 2020.

Financial Highlights for Third Quarter 2020 compared to Third Quarter 2019

●	Net sales increased 20 percent, to $238 million, including $27 million from our NewSouth acquisition
●	Gross profit increased 24 percent, to $87 million
●	Net income increased 15 percent, to $17 million
●	Net income per diluted share increased 12 percent, to $0.29, and Adjusted net income per diluted share increased 19 percent, to $0.31
●	Adjusted EBITDA increased 24 percent, to $43 million

“PGT Innovations’ third quarter sales reflect strong demand in our key markets, including 7 percent organic growth and $27 million of sales from NewSouth Window Solutions,” said Jeff Jackson, President and Chief Executive Officer. “Looking ahead to the fourth quarter of 2020 and into 2021, we expect sales growth based upon the strength of new orders, and our growing backlog. Our legacy Southeast and Western business units together saw order entries grow 26 percent over the prior-year quarter, while NewSouth increased orders by 48 percent. Execution of strategic selling and marketing initiatives has been a key driver of sales in addition to recovering market demand for our portfolio of products, aided by an active hurricane season.”

“Adjusted EBITDA increased 24 percent, to $43 million, while Adjusted EBITDA margins grew 50 basis points to 18 percent, driven by robust sales, improved operational efficiencies in our Western business and continued emphasis on controlling costs,” added Mr. Jackson.

“At the end of the quarter, total liquidity was $175 million, including cash on hand of $99 million and undrawn revolver capacity of $76 million, bringing our net debt-to-trailing-twelve-month Adjusted EBITDA ratio to 2.2 times. With strong recurring cash flow and overall liquidity, we also made voluntary prepayments of borrowings under the term loan totaling $10 million during the third quarter,” said Sherri Baker, Senior Vice President and Chief Financial Officer. “As we think about capital allocation, we continue to prioritize internal investment in projects that we expect to drive margin growth or further improve our operational efficiency.”

“In the fourth quarter of 2020, we expect consolidated net sales, inclusive of NewSouth to be in the range of $200 million to $210 million, an increase of 14 to 20 percent compared to fourth quarter of 2019, reflecting current market strength and order entries booked through October,” concluded Baker.

Conference Call

PGT Innovations will host a conference call today at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call about 10 minutes before the start time: 833-316-0547 (U.S. toll-free) and 412-317-5728 (International). A replay of the call will be available within approximately one hour after the scheduled end of the call on November 5, 2020, through approximately 12:30 p.m. on November 10, 2020. To access the replay, dial 877-344-7529 (U.S. Only toll-free), 855-669-9658 (Canada Only toll-free) and 412-317-0088 (International) and refer to pass code 10147976. Other international replay dial-in numbers can be obtained at:

https://services.choruscall.com/ccforms/replay.html

You may join the conference online by using the following link: https://services.choruscall.com/links/pgti201105KrgVqL7E.html

The webcast will also be available through the Investors section of the PGT Innovations, Inc. website:

http://ir.pgtinnovations.com/events.cfm.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly-engineered and technically-advanced products can withstand some of the toughest weather conditions on earth and unify indoor/outdoor living spaces. PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary markets, and is part of the S&P SmallCap 400 Index.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems®, CGI Commercial®, Eze-Breeze® and NewSouth Window Solutions®. The Company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. The Company’s high-quality products are available in custom and standard sizes with multiple dimensions that allow for greater design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “believe,” “expect,” “intend,” “positioned,” “assumptions” and similar terminology. These risks and uncertainties include factors such as:

•

the impact of the COVID-19 pandemic and related measures taken by governmental or regulatory authorities to combat the pandemic, including the impact of the pandemic and these measures on the economies and demand for our products in the states where we sell them, and on our customers, suppliers, labor force, business, operations and financial performance;

•

unpredictable weather and macroeconomic factors that may negatively impact the repair and remodel and new construction markets and the construction industry generally, especially in the state of Florida and the western United States, where the substantial portion of our sales are currently generated, and in the U.S. generally;

•	changes in raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions;
•	our dependence on a limited number of suppliers for certain of our key materials;
•	our dependence on our impact-resistant product lines and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our acquisitions of NewSouth and Western Window Systems;
•	our level of indebtedness, which increased in connection with our acquisition of Western Window Systems, and increased further in connection with our acquisition of NewSouth;
•

increases in bad debt owed to us by our customers in the event of a downturn in the home repair and remodel or new home construction channels in our core markets and our inability to collect such debt;

•

the risks that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from our acquisitions of NewSouth and Western Window Systems may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	increases in transportation costs, including increases in fuel prices;
•	our dependence on our limited number of geographically concentrated manufacturing facilities;
•	sales fluctuations to and changes in our relationships with key customers;
•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;
•

risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by “hackers” and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended;

•

product liability and warranty claims brought against us;
•

in addition to the acquisitions of NewSouth and Western Window Systems, our ability to successfully integrate businesses we may acquire in the future, or that any business we acquire may not perform as we expected at the time we acquired it; and

•

the other risks and uncertainties discussed under “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended October 3, 2020, and “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 28, 2019 and our other SEC filings.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) demand for our products in future periods, as the economies in our markets continue to reopen, and thereafter; (2) our ability to capture sales and sales growth; (3) the amount of operating expense savings and other possible benefits arising from the closure of our Orlando, Florida manufacturing facility and the consolidation of its operations into our Venice and Tampa, Florida facilities, and the timing of those benefits; (4) our ability to lower labor and other costs and improve operating efficiencies; (5) the strength of our balance sheet, our liquidity, our capital allocation priorities, and ability to preserve cash and liquidity generally; (6) our net sales and EBITDA margins for the third quarter of 2020; (7) our growth trajectory and market expansion; and (8) our inability to forecast and provide guidance regarding our financial performance for the 2020 fiscal year. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

Use of Non-GAAP Financial Measures

This press release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as Adjusted net income, Adjusted net income per share, and Adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this press release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to past performance and provide a better baseline for assessing the Company's future earnings potential. However, these measures do not provide a complete picture of our operations.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that Adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculations of Adjusted net income and Adjusted net income per share, and Adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile Adjusted net income, Adjusted net income per share, and Adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

Adjusted EBITDA as used in the calculation of the net debt-to-Adjusted EBITDA ratio, consists of our Adjusted EBITDA as described above, but for the trailing twelve-month period, adjusted pursuant to the covenants contained in the 2016 Credit Agreement due 2022.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations:

Sherri Baker, 941-480-1600

Senior Vice President and CFO

SBaker@PGTInnovations.com

Media Relations:

Stephanie Cz, 941-480-1600

Corporate Communications Manager

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	Oct. 3,	Sept. 28,	Oct. 3,	Sept. 28,
	2020	2019	2020	2019

Net sales	$238,033	$197,823	$661,020	$570,130
Cost of sales	151,097	127,828	418,494	365,925
Gross profit	86,936	69,995	242,526	204,205
Selling, general and administrative expenses	56,659	44,564	164,848	132,604
Impairment of trade name	—	—	8,000	-
Restructuring costs and charges	321	—	4,227	-
Income from operations	29,956	25,431	65,451	71,601
Interest expense, net	6,954	6,452	20,979	19,922
Income before income taxes	23,002	18,979	44,472	51,679
Income tax expense	5,680	3,873	9,351	11,271
Net income	$17,322	$15,106	$35,121	$40,408

Basic net income per common share	$0.29	$0.26	$0.60	$0.69

Diluted net income per common share	$0.29	$0.26	$0.59	$0.68

Weighted average common shares outstanding:
Basic	58,963	58,433	58,858	58,320

Diluted	59,442	59,142	59,291	59,192

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	October 3,	December 28,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$99,344	$97,243
Accounts receivable, net	99,062	68,091
Inventories	54,707	43,851
Contract assets, net	24,050	10,547
Prepaid expenses and other current assets	20,613	13,878
Total current assets	297,776	233,610
Property, plant and equipment, net	132,710	128,199
Operating lease right-of-use asset, net	38,912	26,390
Intangible assets, net	261,208	255,962
Goodwill	328,425	277,600
Other assets, net	1,103	972
Total assets	$1,060,134	$922,733

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$96,422	$51,394
Current portion of operating lease liability	6,396	4,703
Total current liabilities	102,818	56,097
Long-term debt, less current portion	411,817	368,971
Operating lease liability, less current portion	35,513	24,040
Deferred income taxes, net	26,099	27,945
Other liabilities	12,533	14,132
Total liabilities	588,780	491,185
Total shareholders' equity	471,354	431,548
Total liabilities and shareholders' equity	$1,060,134	$922,733

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR
MOST DIRECTLY COMPARABLE GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts and percentages)

	Three Months Ended		Nine Months Ended
	Oct. 3,	Sept. 28,	Oct. 3,		Sept. 28,
	2020	2019	2020		2019
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$17,322	$15,106	$35,121		$40,408
Reconciling items:
Impairment of trade name (2)	-	-	8,000		-
Restructuring costs and charges (3)	321	-	4,227		-
Product line transition costs (4)	-	-	382		1,133
Acquisition-related costs (5)	-	-	922		2,359
Pandemic-related costs (6)	771	-	2,356		-
Tax effect of reconciling items	(273)	-	(3,973)		(897)
Adjusted net income	$18,141	$15,106	$47,035		$43,003
Weighted-average diluted shares	59,442	59,142	59,291		59,192
Adjusted net income per share - diluted	$0.31	$0.26	$0.79		$0.73
Reconciliation to Adjusted EBITDA (1):
Depreciation and amortization expense	$10,810	$8,640	$31,685		$25,813
Interest expense, net	6,954	6,452	20,979		19,922
Income tax expense	5,680	3,873	9,351		11,271
Reversal of tax effect of reconciling items for
Adjusted net income above	273	-	3,973		897
Stock-based compensation expense	1,451	971	4,369		3,247
Adjusted EBITDA	$43,309	$35,042	$117,392		$104,153
Adjusted EBITDA as percentage of net sales	18.2%	17.7%	17.8%		18.3%

Net debt-to-Adjusted EBITDA ratio (7)			2.2	x

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed November 5, 2020.

(2) Represents impairment charge relating to our Western Window Systems trade name, for the nine months ended October 3, 2020.

(3) Represents restructuring costs and charges relating to our previously announced Florida facilities consolidation, which includes closure of our Orlando, Florida manufacturing facility, and relocation of the manufacturing of our Eze-Breeze products to our N. Venice, Florida manufacturing facility, and of our WinDoor products to our Tampa, Florida manufacturing facility, totaling $4.2 million, as classified within the line item on the condensed consolidated statement of operations for the nine months ended October 3, 2020 described as restructuring costs and charges, including $321 thousand incurred and paid in the three months ended October 3, 2020. Of the $4.2 million of restructuring costs and charges, $1.9 million represents relocations and write-offs of property, plant and equipment, including the impairment of the right-of-use asset of the lease of the Orlando, Florida facility, $1.2 million represents charges relating to inventory we do not expect to use due to product rationalization, which we chose to dispose of, and $1.1 million represents personnel-related costs. Substantially all of the personnel-related costs had been paid in cash during our 2020 second quarter.

(4) Represents costs relating to product line transitions, classified within cost of sales for the nine months ended October 3, 2020, and September 28, 2019.

(5) In 2020, represents costs relating to the acquisition of NewSouth Window Solutions, and in 2019, relating to the acquisition of Western Window Systems, classified within selling, general and administrative expenses for the nine months ended October 3, 2020 and September 28, 2019.

(6)  Represents incremental costs incurred relating to the coronavirus pandemic, including cleaning and sanitization costs for the protection of the health of our employees and safety of our facilities, classified within selling, general and administrative expenses for the three and nine months ended October 3, 2020.

(7) Calculated using an Adjusted EBITDA amount pursuant to the covenants included in our 2016 Credit Agreement due 2022 which includes the EBITDA of our NewSouth acquisition on a proforma trailing twelve-month basis.